EXHIBIT 99.1

Purchase, New York    Telephone: 914-253-2000    www.pepsico.com

Contacts:	Investor	Media
	Jamie Caulfield	Jeff Dahncke
	Senior Vice President, Investor Relations	Senior Director, Media Bureau
	914-253-3035	914-253-3941
	jamie.caulfield@pepsico.com	jeff.dahncke@pepsico.com

PepsiCo Reports First Quarter 2012 Results

•	Reported net revenue increased 4 percent and constant currency[1] net revenue increased 5 percent

•	Reported EPS was $0.71 and core[1] EPS was $0.69, in line with management’s expectations

•	Company expects to return more than $6 billion to shareholders through dividends and share repurchases and deliver more than $1 billion in productivity savings in 2012

•	Company reaffirms 2012 core constant currency EPS guidance

PURCHASE, N.Y. – April 26, 2012 – PepsiCo, Inc. (NYSE: PEP) today reported net revenue growth of 4 percent and constant currency net revenue growth of 5 percent. Reported EPS was $0.71 and core EPS was $0.69, in line with management’s expectations. Management reaffirmed both its 2012 core constant currency EPS guidance and long-term financial targets and stated that its 2012 strategic initiatives are on track.

“Our first quarter results reflect the strength of our brands which allowed us to implement significant pricing actions,” said PepsiCo Chairman and CEO Indra Nooyi. “Effective pricing and packaging initiatives drove 5 percent constant currency net revenue growth, allowing us to substantially offset approximately $300 million in commodity cost inflation.”

[1]

Please refer to the Glossary for the definitions of constant currency and core. Constant currency results and core results are non-GAAP financial measures that exclude certain items. Please refer to “Reconciliation of GAAP and Non-GAAP financial information” in the attached exhibits for a description of these items.

“With disciplined pricing now in place, we’re doubling our focus on the other key initiatives for 2012. Our top priorities include stepping up our brand support through increased advertising and marketing, accelerating our innovation, and driving an aggressive productivity agenda that includes a significant restructuring program.

“All of these initiatives were launched in Q1 with good results, are on track, and will gain momentum as the year progresses. We’re executing on a clear, deliberate game plan that will enhance our competitiveness while also positioning PepsiCo for sustainable growth and value creation for the long term.”

Operating and Marketplace Highlights

•	Grew net revenue in three of our four business units on a reported basis and grew net revenue in all four business units on an organic basis.

•	Achieved 5.5 points of effective net pricing globally.

•	Grew both global snacks and global beverage revenue. Grew global nutrition revenue 10 percent.

•	Grew net revenue 9 percent in emerging markets. Emerging market net revenue grew 13 percent on a constant currency basis.

•	Held LRB value share to maintain our leadership in measured channels relative to primary competitor in the U.S., the largest global beverage market.

•	Increased media spending in the U.S. by 25 percent in the first quarter.

•	Ranked No. 1 for contribution to revenue growth in U.S. convenience stores.

•	Gained Family Dollar, a leading retailer with more than 7,000 outlets in North America, as a new beverage customer.

•

Completed strategic alliance with Tingyi, China’s largest beverage manufacturer, on March 31. China is the world’s second largest LRB market and the alliance creates a system with a relative market share of 1.6 times the next largest competitor’s position. The alliance also creates the country’s largest LRB manufacturing network with more than 70 plants.

•	Net capital spending declined by $122 million in the quarter and was 4.7 percent of net sales over the last four quarters, an improvement of 80 basis points over the comparable prior four quarters.

Summary of First Quarter Financial Performance

•

Reported net revenue increased 4 percent and constant currency net revenue increased 5 percent, led by double-digit growth in the Europe and AMEA divisions and mid-single-digit growth in PepsiCo Americas Foods.

•

Net revenue benefited from 5.5 percentage points of effective net pricing, offset by negative foreign currency translation of 1 percentage point. Acquisitions contributed less than 1 percentage point to net revenue growth.

•

Reported operating profit was flat and core operating profit declined 6 percent. Operating profit performance was in line with management’s expectations and reflected the impact of division operating profit performance and higher corporate unallocated expenses. Reported operating profit included $84 million in mark-to-market gains on commodity hedges and $35 million of restructuring, impairment and integration charges.

•

Division operating profit declined 1 percent and core division operating profit declined 2 percent. Division operating profit performance reflected net revenue growth, which was substantially offset by approximately $300 million of commodity cost inflation.

•	Net interest expense was $175 million, an increase of $12 million, primarily driven by higher debt balances.

•

Reported effective tax rate was 26.7 percent, 10 basis points below the prior year quarter. Core effective tax rate was 26.7 percent, 70 basis points above the prior year quarter, reflecting geographic mix shift and the favorable resolution of certain tax matters in the first quarter of 2011.

•

Reported EPS of $0.71 was even with the prior year quarter and core EPS was $0.69, a decline of 7 percent, in line with management’s expectations. Reported EPS includes a $0.04 per share benefit from mark-to-market net gains on commodity hedges, and a negative $0.01 per share impact of restructuring, impairment and integration charges.

•

A $1 billion pretax discretionary pension and retiree medical payment in the quarter contributed to an operating cash flow use of $690 million. Management operating cash flow (excluding certain items) was $79 million in the quarter. The company returned almost $1 billion to shareholders through dividends and share repurchases in the quarter, and expects to return more than $6 billion to shareholders for the full year 2012.

Summary First Quarter 2012 Performance (Percent Growth)

					Core[a]
					Constant Currency[a]
	Volume[b]		Net Revenue	Operating Profit[d]	Net Revenue	Operating Profit	Operating Profit
PAF	2		5	(1)	6	2	1
FLNA	(2)		4	1	4	2	2
LAF	15		11	7	17	18	10
QFNA	(5)		(3)	(12)	(2)	(10)	(10)
PAB	(1)		(2)	(6)	(2)	(9)	(9)
Europe	17/10	[c]	13	29	18	4	2.5
AMEA	16/2	[c]	12	2	12	6	7
Total Divisions	5/1	[c]	4	(1)	5	(1)	(2)
Total PepsiCo				—			(6)

[a]

The above core results and core constant currency results are non-GAAP financial measures that exclude certain items affecting comparability. For more information about our core results and core constant currency results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for definitions of “Constant Currency” and “Core”.

[b]	Volume growth measures reflect an adjustment to the base year (2011) for divestitures that occurred in 2011, as applicable.
[c]	Snacks/Beverage.
[d]

The reported operating profit performance was impacted by certain items excluded from our core results in both 2012 and 2011. See “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits for more information about these items. Please refer to the Glossary for the definition of “Core”.

All comparisons are on a core year-over-year basis unless otherwise noted.

Division Operating Summaries

PepsiCo Americas Foods (PAF)

Frito-Lay North America (FLNA)

Net revenue grew 4 percent, reflecting 6 percentage points of effective net pricing. Net revenue growth was particularly strong in the C-store, Dollar and Foodservice channels, supported by innovation and increased media spending.

Volume performance was negatively impacted by approximately 2 percentage points due to the extra week of results in 2011, which caused the key pre-New Year’s holiday week to be included in the fourth quarter of 2011 rather than in the first quarter of 2012.

Operating profit growth of 2 percent reflected the net revenue growth and productivity gains partially offset by commodity cost inflation.

Latin America Foods (LAF)

Net revenue grew 11 percent reflecting volume growth and 11 percentage points of effective net pricing, offset by unfavorable currency translation of 6 percentage points.

Volume grew 15 percent, reflecting a 10-percentage-point benefit from acquisitions and 4.5 percent organic volume growth. Organic volume gains were led by mid-single-digit growth in Mexico.

Operating profit grew 10 percent as volume gains, positive effective net pricing and productivity initiatives offset commodity cost inflation, an 8-percentage-point unfavorable currency translation impact, and a net 5-percentage-point negative impact from acquisitions and divestitures.

Quaker Foods North America (QFNA)

Net revenue declined 3 percent and volume declined 5 percent, reflecting general category trends. Operating profit declined 10 percent, primarily reflecting the benefit from an inventory accounting change recorded in the prior year, which contributed 7 percentage points to the decline.

PepsiCo Americas Beverages (PAB)

Net revenue declined 2 percent, primarily reflecting the impact of the refranchising of the division’s beverage business in Mexico, which reduced net revenue by 4 percentage points. Net revenue performance also reflected 4 percentage points of effective net pricing. Excluding the impact of the Mexico refranchising, net revenue increased 2 percent.

PAB volume declined 1 percent in the quarter, with gains in Latin America offset by a decline in North America. Non-carbonated beverages grew 1 percent offsetting a 2-percentage-point decline in CSDs. The decline in North America in part reflects the impact of pricing actions taken. Immediate consumption packaged beverage volume in North America grew high-single-digits, driven by strong retail execution. Growth in Latin America was led by double-digit gains in Mexico, high-single-digit growth in Argentina and mid-single-digit growth in Brazil.

Operating profit declined in the quarter, primarily as a result of increased commodity costs which offset the benefits of net pricing and savings resulting from recent restructuring activities.

Europe

Net revenue increased 13 percent, reflecting the benefit of the Wimm-Bill-Dann (WBD) acquisition and 5 percentage points of effective net pricing, offset partially by unfavorable foreign currency translation impact of 4 percentage points.

Volume increased double-digits in both snacks and beverages for the quarter including the impact of the WBD acquisition. Snacks volume increased 3 percent on an organic basis with gains led by the United Kingdom, South Africa and Russia. Beverage volume declined 1 percent on an organic basis, with growth in the United Kingdom and Germany offset by declines in Turkey and Russia, which were lapping double-digit gains.

Operating profit performance reflected the net revenue gains and favorable effective net pricing, offset by commodity cost inflation and an unfavorable foreign currency translation impact of 2 percentage points. In addition, operating profit performance was negatively impacted by unfavorable settlements of promotional spending accruals which decreased operating profit by 15 percentage points.

Asia, Middle East & Africa (AMEA)

Net revenue growth of 12 percent was driven by effective net pricing and volume growth. Snacks volume increased 16 percent and beverage volume grew 2 percent.

Snacks delivered its 9th consecutive quarter of double-digit volume growth in AMEA, with first quarter snacks volume growing double digits in India, Australia, Thailand and the Middle East.

Beverage volume growth was driven by double-digit gains in India, Saudi Arabia and the Philippines. China beverage volume performance was impacted by the introduction of a consumer-preferred 500ml PET value package in the third quarter of 2011, which drove unit growth but adversely impacted reported volume growth.

Operating profit grew 7 percent, with volume growth and 7 percentage points of effective net pricing offset partially by higher commodity costs.

Restructuring

As previously announced, the company has committed to a multi-year productivity program. The company incurred pre-tax non-core restructuring charges of $33 million in the first quarter of 2012 and anticipates additional charges of approximately $392 million in the balance of 2012 and another $102 million from 2013 through 2015. These charges resulted in cash expenditures of $44 million in the first quarter of 2012, and the company anticipates additional cash expenditures of approximately $506 million in the remainder of 2012, with the balance of approximately $175 million of related cash expenditures in 2013 through 2015.

2012 Guidance and Outlook

Consistent with its previous guidance for 2012, the company expects a decline in core constant currency EPS of approximately 5 percent from its fiscal 2011 core EPS of $4.40. Based on the current forex market consensus, foreign exchange translation would have an unfavorable impact of approximately two percentage points on the company’s full year core EPS performance in 2012. The company expects core constant currency net revenue growth of low-single-digits reflecting the impact of structural changes, principally refranchisings, which are expected to reduce core constant currency net revenue growth by approximately three percentage points for the full year. Excluding these structural changes, core constant currency net revenue is expected to grow mid-single-digits, consistent with the company’s prior guidance.

The company is targeting approximately $8 billion in cash flow from operating activities and more than $6 billion in management operating cash flow (excluding certain items) in 2012, which includes the favorable impact of an expected 10 percent reduction in capital spending and improved working capital efficiency. The company also made a pretax discretionary pension and retiree medical contribution of $1 billion in the first quarter of 2012.

Reflecting its commitment to return capital to shareholders, the company anticipates more than $3 billion in share repurchases for 2012, and expects to pay $3.3 billion in dividends. The dividend reflects a 4 percent dividend per share increase effective with the dividend payable in June 2012, making 2012 the company’s 40th consecutive year of dividend per share growth.

Conference Call

At 8 a.m. (Eastern Time) today, the company will host a conference call with investors to discuss first-quarter results and the outlook for 2012. Further details, including a slide presentation accompanying the call, will be accessible on the company’s website at www.pepsico.com/investors in advance of the call.

About PepsiCo

PepsiCo is a global food and beverage leader with net revenues of more than $65 billion and a product portfolio that includes 22 brands that generate more than $1 billion each in annual retail sales. Our main businesses – Quaker, Tropicana, Gatorade, Frito-Lay and Pepsi-Cola – make hundreds of enjoyable foods and beverages that are loved throughout the world. PepsiCo’s people are united by our unique commitment to sustainable growth by investing in a healthier future for people and our planet, which we believe also means a more successful future for PepsiCo. We call this commitment Performance with Purpose: PepsiCo’s promise to provide a wide range of foods and beverages for local tastes; to find innovative ways to minimize our impact on the environment by conserving energy and water and reducing packaging volume; to provide a great workplace for our associates; and to respect, support and invest in the local communities where we operate. For more information, please visit www.pepsico.com.

Cautionary Statement

Statements in this communication that are “forward-looking statements,” including our 2012 guidance, are based on currently available information, operating plans and projections about future events and trends. Terminology such as “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will” or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for PepsiCo’s products, as a result of changes in consumer preferences and tastes or otherwise; PepsiCo’s ability to compete effectively; unfavorable economic conditions in the countries in which PepsiCo operates; damage to PepsiCo’s reputation; PepsiCo’s ability to grow its business in developing and emerging markets or unstable political conditions, civil unrest or other developments and risks in the countries where PepsiCo operates; trade consolidation or the loss of any key customer; changes in the legal and regulatory environment; PepsiCo’s ability to build and sustain proper information technology infrastructure, successfully implement its ongoing business transformation initiative or outsource certain functions effectively; fluctuations in foreign exchange rates; increased costs, disruption of supply or shortages of raw materials and other supplies; disruption of PepsiCo’s supply chain; climate change, or legal, regulatory or market measures to address climate change; PepsiCo’s ability to hire or retain key employees or a highly skilled and diverse workforce; failure to successfully renew collective bargaining agreements or strikes or work stoppages; failure to successfully complete or integrate acquisitions and joint ventures into PepsiCo’s existing operations; failure to successfully implement PepsiCo’s global operating model; failure to realize anticipated benefits from our productivity plan; any downgrade of our credit ratings; and any infringement of or challenge to PepsiCo’s intellectual property rights.

For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Miscellaneous Disclosures

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found in the attached exhibits, as well as on the company’s website at www.pepsico.com in the “Investors” section under “Investor Presentations.” Our non-GAAP measures exclude from reported results those items that management believes are not indicative of our ongoing performance and how management evaluates our operating results and trends.

Glossary

Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.

Core: Core results are non-GAAP financial measures which exclude certain items from our historical results. In 2012, core results exclude the commodity mark-to-market net impact included in corporate unallocated expenses, restructuring charges and merger and integration costs in connection with our acquisition of WBD. In 2011, core results exclude the commodity mark-to-market net impact included in corporate unallocated expenses, as well as merger and integration costs and certain inventory fair value adjustments in connection with our acquisitions of The Pepsi Bottling Group, Inc. (PBG), PepsiAmericas, Inc. (PAS) and WBD. For more details and reconciliations of our 2012 and 2011 core and core constant currency results, see “Reconciliation of GAAP and Non-GAAP Information” in the exhibits attached hereto.

Constant currency: Financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates.

Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.

Effective net pricing: The combined impact of mix and price.

Management operating cash flow: Net cash provided by operating activities less capital spending plus sales of property, plant and equipment. This non-GAAP financial measure is our primary measure used to monitor cash flow performance. See the attached exhibits for a reconciliation of this measure to the most directly comparable financial measure in accordance with GAAP (operating cash flow).

Management operating cash flow, excluding certain items: Management operating cash flow, excluding: (1) a discretionary pension and post-retirement contribution, (2) restructuring payments, (3) merger and integration payments in connection with the PBG, PAS and WBD acquisitions, (4) capital investments related to the bottling integration, and (5) the tax impacts associated with each of these items, as applicable. See the attached exhibits for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with GAAP (operating cash flow).

Mark-to-market gain or loss or net impact: Change in market value for commodity contracts that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.

Net pricing: The combined impact of list price changes, weight changes per package, discounts and allowances.

Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.

Organic: A measure that excludes the impact of acquisitions.

Pricing: The impact of list price changes and weight changes per package.

Transaction foreign exchange: The foreign exchange impact on our financial results of transactions, such as purchases of imported raw materials, commodities, or services, occurring in currencies other than the local, functional currency.

# # #

PepsiCo, Inc. and Subsidiaries

Summary of PepsiCo First Quarter 2012 Results

(unaudited)

	Reported Growth (%)	Core* Growth (%)	Core Constant Currency* Growth (%)
Volume (Servings)	2	2
Net Revenue	4	4	5
Division Operating Profit	(1)	(2)	(1)
Total Operating Profit	—	(6)
Net Income Attributable to PepsiCo	(1)	(9)	(8)
Earnings per Share (EPS)	—	(7)	(6)

	Global Snacks	Global Beverages	Total PepsiCo	Global Nutrition
Reported Net Revenue Growth (%)	7	2	4	10

*	Core results and core constant currency results are financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP) and, in 2012, exclude the commodity mark-to-market net impact included in corporate unallocated expenses, restructuring and impairment charges, and merger and integration costs in connection with our acquisition of Wimm-Bill-Dann Foods OJSC (WBD). Core results also exclude, in 2011, the commodity mark-to-market net impact included in corporate unallocated expenses, as well as merger and integration costs and certain inventory fair value adjustments in connection with our acquisitions of The Pepsi Bottling Group, Inc. (PBG), PepsiAmericas, Inc. (PAS) and WBD. Core growth, on a constant currency basis, assumes constant foreign currency exchange rates used for translation based on the rates in effect for the comparable period during 2011. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates. In addition, core constant currency EPS growth is computed by adjusting core EPS growth by the after-tax foreign currency translation impact on core operating profit growth using PepsiCo’s core effective tax rate. See schedules A-7 through A-15 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Income

(in millions, except per share amounts, and unaudited)

	Quarter Ended
	3/24/12	3/19/11	Change
Net Revenue	$12,428	$11,937	4%

Cost of sales	5,889	5,447	8%
Selling, general and administrative expenses	4,792	4,739	1%
Amortization of intangible assets	25	25	(3)%

Operating Profit	1,722	1,726	—%

Interest expense	(198)	(180)	10%
Interest income and other	23	17	36%

Income before income taxes	1,547	1,563	(1)%

Provision for income taxes	414	419	(1)%

Net income	1,133	1,144	(1)%

Less: Net income attributable to noncontrolling interests	6	1	471%

Net Income Attributable to PepsiCo	$1,127	$1,143	(1)%

Diluted
Net Income Attributable to PepsiCo per Common Share	$0.71	$0.71	—%
Average Shares Outstanding	1,584	1,605

Cash dividends declared per common share	$0.515	$0.48

PepsiCo, Inc. and Subsidiaries

Supplemental Financial Information

(in millions, unaudited)

	Quarter Ended
	3/24/12	3/19/11	Change
Net Revenue

Frito-Lay North America	$3,010	$2,904	4%
Quaker Foods North America	623	640	(3)%
Latin America Foods	1,235	1,108	11%

PepsiCo Americas Foods	4,868	4,652	5%

PepsiCo Americas Beverages	4,448	4,531	(2)%

Europe	1,845	1,626	13%

Asia, Middle East & Africa	1,267	1,128	12%

Total Net Revenue	$12,428	$11,937	4%

Operating Profit

Frito-Lay North America	$780	$774	1%
Quaker Foods North America	187	214	(12)%
Latin America Foods	183	171	7%

PepsiCo Americas Foods	1,150	1,159	(1)%

PepsiCo Americas Beverages	525	558	(6)%

Europe	81	63	29%

Asia, Middle East & Africa	148	146	2%

Division Operating Profit	1,904	1,926	(1)%

Corporate Unallocated
Net Impact of Mark-to-Market on Commodity Hedges	84	31	175%
Restructuring and Impairment Charges	2	—	n/m
Merger and Integration Charges	—	(42)	n/m
Other	(268)	(189)	42%

	(182)	(200)	(9)%

Total Operating Profit	$1,722	$1,726	—%

n/m = not meaningful

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(in millions, unaudited)

	Quarter Ended
	3/24/12	3/19/11
Operating Activities
Net income	$1,133	$1,144
Depreciation and amortization	555	523
Stock-based compensation expense	56	72
Restructuring and impairment charges	33	—
Cash payments for restructuring charges	(44)	(1)
Merger and integration charges	2	55
Cash payments for merger and integration charges	(20)	(117)
Excess tax benefits from share-based payment arrangements	(35)	(24)
Pension and retiree medical plan contributions	(1,100)	(59)
Pension and retiree medical plan expenses	129	119
Deferred income taxes and other tax charges and credits	120	(98)
Change in accounts and notes receivable	(71)	(271)
Change in inventories	(266)	(77)
Change in prepaid expenses and other current assets	(197)	(137)
Change in accounts payable and other current liabilities	(960)	(1,028)
Change in income taxes payable	90	362
Other, net	(115)	(83)

Net Cash (Used for)/Provided by Operating Activities	(690)	380

Investing Activities
Capital spending	(316)	(433)
Sales of property, plant and equipment	17	12
Acquisition of WBD, net of cash and cash equivalents acquired	—	(2,428)
Investment in WBD	—	(164)
Other acquisitions and investments in noncontrolled affiliates	(32)	(28)
Divestitures	9	—
Short-term investments, net	52	63
Other investing, net	13	(1)

Net Cash Used for Investing Activities	(257)	(2,979)

Financing Activities
Proceeds from issuances of long-term debt	2,733	9
Payments of long-term debt	(9)	(10)
Short-term borrowings, net	(1,790)	1,117
Cash dividends paid	(816)	(769)
Share repurchases – common	(142)	(361)
Share repurchases – preferred	(1)	(2)
Proceeds from exercises of stock options	274	218
Excess tax benefits from share-based payment arrangements	35	24
Other financing	(1)	—

Net Cash Provided by Financing Activities	283	226

Effect of exchange rate changes on cash and cash equivalents	82	92

Net Decrease in Cash and Cash Equivalents	(582)	(2,281)
Cash and Cash Equivalents – Beginning of Year	4,067	5,943

Cash and Cash Equivalents – End of Period	$3,485	$3,662

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in millions except per share amounts)

	3/24/12	12/31/11
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$3,485	$4,067
Short-term investments	328	358
Accounts and notes receivable, net	7,158	6,912
Inventories
Raw materials	2,071	1,883
Work-in-process	302	207
Finished goods	1,841	1,737

	4,214	3,827

Prepaid expenses and other current assets	2,393	2,277

Total Current Assets	17,578	17,441

Property, plant and equipment, net	20,005	19,698
Amortizable intangible assets, net	1,960	1,888

Goodwill	17,208	16,800
Other nonamortizable intangible assets	15,093	14,557

Nonamortizable Intangible Assets	32,301	31,357

Investments in noncontrolled affiliates	1,515	1,477
Other assets	1,032	1,021

Total Assets	$74,391	$72,882

Liabilities and Equity
Current Liabilities
Short-term obligations	$5,656	$6,205
Accounts payable and other current liabilities	11,180	11,757
Income taxes payable	149	192

Total Current Liabilities	16,985	18,154

Long-term debt obligations	22,054	20,568
Other liabilities	7,323	8,266
Deferred income taxes	5,075	4,995

Total Liabilities	51,437	51,983

Commitments and Contingencies

Preferred stock, no par value	41	41

Repurchased preferred stock	(158)	(157)

PepsiCo Common Shareholders’ Equity
Common stock, par value 1 2/3¢ per share (authorized 3,600 shares, issued 1,865 shares)	31	31
Capital in excess of par value	4,251	4,461
Retained earnings	40,631	40,316
Accumulated other comprehensive loss	(4,464)	(6,229)
Repurchased common stock, at cost (298 and 301 shares, respectively)	(17,691)	(17,875)

Total PepsiCo Common Shareholders’ Equity	22,758	20,704

Noncontrolling interests	313	311

Total Equity	22,954	20,899

Total Liabilities and Equity	$74,391	$72,882

PepsiCo, Inc. and Subsidiaries

Supplemental Share and Stock-Based Compensation Data

(in millions, except dollar amounts, and unaudited)

	Quarter Ended
	3/24/12	3/19/11
Beginning Net Shares Outstanding	1,565	1,582
Options Exercised/Restricted Stock Units Converted	8	6
Shares Repurchased	(5)	(7)

Ending Net Shares Outstanding	1,568	1,581

Weighted Average Basic	1,568	1,583
Dilutive securities:
Options	11	15
Restricted Stock Units	4	6
ESOP Convertible Preferred Stock/Other	1	1

Weighted Average Diluted	1,584	1,605

Average Share Price for the period	$64.66	$64.65
Growth Versus Prior Year	—%	4%

Options Outstanding	84	107
Options in the Money	54	76
Dilutive Shares from Options	11	15
Dilutive Shares from Options as a % of Options in the Money	20%	20%

Average Exercise Price of Options in the Money	$50.66	$50.08

Restricted Stock Units Outstanding	9	13
Dilutive Shares from Restricted Stock Units	4	6

Average Intrinsic Value of Restricted Stock Units Outstanding*	$64.98	$62.90

*	Weighted-average intrinsic value at grant date.

Reconciliation of GAAP and Non-GAAP Information

(unaudited)

Net revenue excluding the impact of Mexico refranchising, division operating profit, organic results, core results and core constant currency results are non-GAAP financial measures as they exclude certain items noted below. However, we believe investors should consider these measures as they are more indicative of our ongoing performance and with how management evaluates our operational results and trends.

53rd week impact

In 2011, we had an additional week of results (53rd week). Our fiscal year ends on the last Saturday of each December, resulting in an additional week of results every five or six years. The 53rd week increased net revenue by $623 million and operating profit by $109 million in the quarter and year ended December 31, 2011.

Commodity mark-to-market net impact

In the quarter ended March 24, 2012, we recognized $84 million of mark-to-market net gains on commodity hedges in corporate unallocated expenses. In the quarter ended March 19, 2011, we recognized $31 million of mark-to-market net gains on commodity hedges in corporate unallocated expenses. In the year ended December 31, 2011, we recognized $102 million of mark-to-market net losses on commodity hedges in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. Certain of these commodity derivatives do not qualify for hedge accounting treatment and are marked to market with the resulting gains and losses recognized in corporate unallocated expenses. These gains and losses are subsequently reflected in division results when the divisions take delivery of the underlying commodity.

Restructuring and impairment charges

In the quarter ended March 24, 2012, we incurred restructuring and impairment charges of $33 million in conjunction with our multi-year productivity plan (Productivity Plan), including $8 million recorded in the FLNA segment, $5 million recorded in the QFNA segment, $6 million recorded in the LAF segment, $8 million recorded in the PAB segment, $9 million recorded in the AMEA segment and credits of $1 million and $2 million recorded in the Europe segment and in corporate unallocated expenses, respectively, representing adjustments of previously recorded amounts. In the year ended December 31, 2011, we incurred charges of $383 million in conjunction with our Productivity Plan, including $76 million recorded in the FLNA segment, $18 million recorded in the QFNA segment, $48 million recorded in the LAF segment, $81 million recorded in the PAB segment, $77 million recorded in the Europe segment, $9 million recorded in the AMEA segment and $74 million recorded in corporate unallocated expenses. The Productivity Plan includes actions in every aspect of our business that we believe will strengthen our complementary food, snack and beverage businesses by leveraging new technologies and processes across PepsiCo’s operations, go-to-market and information systems; heightening the focus on best practice sharing across the globe; consolidating manufacturing, warehouse and sales facilities; and implementing simplified organization structures, with wider spans of control and fewer layers of management.

Merger and integration charges

In the quarter ended March 24, 2012, we incurred merger and integration charges of $2 million related to our acquisition of WBD and recorded in the Europe segment. In the quarter ended March 19, 2011, we incurred merger and integration charges of $55 million related to our acquisitions of PBG, PAS and WBD, including $21 million recorded in the PAB segment, $42 million recorded in corporate unallocated expenses and a credit of $8 million recorded in the Europe segment, primarily reflecting a gain on our previously held equity interest in WBD. These charges also included closing costs and advisory fees related to our acquisition of WBD. In the year ended December 31, 2011, we incurred merger and integration charges of $329 million related to our acquisitions of PBG, PAS and WBD, including $112 million recorded in the PAB segment, $123 million recorded in the Europe segment, $78 million recorded in corporate unallocated expenses and $16 million recorded in interest expense. These charges also included closing costs and advisory fees related to our acquisition of WBD.

Reconciliation of GAAP and Non-GAAP Information (cont.)

(unaudited)

Inventory fair value adjustments

In the quarter ended March 19, 2011, we recorded $34 million of incremental costs in cost of sales related to fair value adjustments to the acquired inventory included in WBD’s balance sheet at the acquisition date and hedging contracts included in PBG’s and PAS’s balance sheets at the acquisition date. In the year ended December 31, 2011, we recorded $46 million of incremental costs in cost of sales related to fair value adjustments to the acquired inventory included in WBD’s balance sheet at the acquisition date and hedging contracts included in PBG’s and PAS’s balance sheets at the acquisition date.

Management operating cash flow

Additionally, management operating cash flow is the primary measure management uses to monitor cash flow performance. This is not a measure defined by GAAP. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities. Additionally, we consider certain other items (included in the Net Cash Provided by Operating Activities Reconciliation table) in evaluating management operating cash flow which we believe investors should consider in evaluating our management operating cash flow results.

2012 guidance

Our 2012 core constant currency EPS guidance excludes the commodity mark-to-market net impact included in corporate unallocated expenses, merger and integration charges, and restructuring and impairment charges. In addition, our 2012 core constant currency net revenue and EPS guidance excludes the impact of foreign exchange. We are not able to reconcile our full-year projected 2012 core constant currency EPS growth to our full-year projected 2012 reported results because we are unable to predict the 2012 impact of foreign exchange or the mark-to-market net gains or losses on commodity hedges due to the unpredictability of future changes in foreign exchange rates and commodity prices. In addition, we are unable to reconcile our full-year projected 2012 core constant currency net revenue growth to our full-year projected reported net revenue growth because we are unable to predict the 2012 impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates. Therefore, we are unable to provide a reconciliation of these measures.

Reconciliation of GAAP and Non-GAAP Information (cont.)

(in millions, except per share amounts, and unaudited)

Operating Profit Growth Reconciliation

Quarter Ended
3/24/12
Division Operating Profit Growth	(1)%
Impact of Corporate Unallocated	1

Reported Total Operating Profit Growth	—%

	Quarter Ended
	3/24/12	3/19/11	Growth
Reported Total Operating Profit Growth	$1,722	$1,726	—%
Mark-to-Market Net Gains	(84)	(31)
Restructuring and Impairment Charges	33	—
Merger and Integration Charges	2	55
Inventory Fair Value Adjustments	—	34

Core Total Operating Profit Growth	$1,673	$1,784	(6)%

Net Income Attributable to PepsiCo Reconciliation

	Quarter Ended
	3/24/12	3/19/11	Growth
Reported Net Income Attributable to PepsiCo	$1,127	$1,143	(1)%
Mark-to-Market Net Gains	(60)	(19)
Restructuring and Impairment Charges	23	—
Merger and Integration Charges	2	49
Inventory Fair Value Adjustments	—	21

Core Net Income Attributable to PepsiCo	$1,092	$1,194	(9)%

Impact of Foreign Currency Translation			1

Core Constant Currency Net Income Attributable to PepsiCo			(8)%

Diluted EPS Reconciliation

	Quarter Ended
	3/24/12		3/19/11	Growth
Reported Diluted EPS	$0.71		$0.71	—%
Mark-to-Market Net Gains	(0.04)		(0.01)
Restructuring and Impairment Charges	0.01		—
Merger and Integration Charges	—		0.03
Inventory Fair Value Adjustments	—		0.01

Core Diluted EPS	$0.69	*	$0.74	(7)%

Impact of Foreign Currency Translation				1

Core Constant Currency Diluted EPS Growth				(6)%

*	Does not sum due to rounding.

Year Ended
12/31/11
Reported Diluted EPS	$4.03
53rd Week	(0.04)
Mark-to-Market Net Losses	0.04
Merger and Integration Charges	0.17
Restructuring and Impairment Charges	0.18
Inventory Fair Value Adjustments	0.02

Core Diluted EPS	$4.40

Reconciliation of GAAP and Non-GAAP Information (cont.)

(in millions and unaudited)

Net Cash Provided by Operating Activities Reconciliation

Quarter Ended
3/24/12
Net Cash Used for Operating Activities	$(690)
Capital Spending	(316)
Sales of Property, Plant and Equipment	17

Management Operating Cash Flow	(989)
Discretionary Pension and Retiree Medical contributions	1,000
Payments Related to Restructuring Charges	44
Merger and Integration Payments	20
Capital Investments Related to the PBG/PAS Integration	4

Management Operating Cash Flow Excluding above Items	$79

Emerging Markets Net Revenue Growth Reconciliation

Quarter Ended
3/24/12
Total Reported Emerging Markets Net Revenue Growth	9%
Impact of Foreign Currency Translation	4

Emerging Markets Net Revenue Growth on a Constant Currency Basis	13%

PepsiCo Americas Beverages (PAB) Net Revenue Growth Reconciliation

Quarter Ended
3/24/12
PAB Reported Net Revenue Growth	(2)%
Impact of Mexico Refranchising	4

PAB Net Revenue Growth Excluding the Impact of Mexico Refranchising	2%

Quarter Ended
3/24/12
PAB Reported Net Revenue Growth	(2)%
Impact of Acquisitions and Divestitures	3

PAB Organic Net Revenue Growth	2%*

*	Does not sum due to rounding.

Effective Tax Rate Reconciliation

	Quarter Ended
	3/19/11
	Pre-Tax Income	Income Taxes	Effective Tax Rate
Reported Effective Tax Rate	$1,563	$419	26.8%
Mark-to-Market Net Gains	(31)	(12)
Merger and Integration Charges	55	6
Inventory Fair Value Adjustments	34	8

Core Effective Tax Rate	$1,621	$421	26.0%

Reconciliation of GAAP and Non-GAAP Information (cont.)

(unaudited)

Net Cash Provided by Operating Activities Reconciliation (in billions)

2012 Guidance
Net Cash Provided by Operating Activities	~$	7.8
Net Capital Spending		~(3.0)

Management Operating Cash Flow		~4.9	*
Payments Related to Restructuring Charges (after-tax)		~0.5
Discretionary Pension and Retiree Medical Contributions (after-tax)		~0.7
Capital Investments Related to the PBG/PAS Integration		~0.1

Management Operating Cash Flow Excluding above Items	~$	6.1	*

*Does not sum due to rounding.

PepsiCo, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information (cont.)

Certain Line Items

12 Weeks Ended March 24, 2012 and March 19, 2011

(in millions, except per share amounts, and unaudited)

	GAAP Measure	Non-Core Adjustments			Non-GAAP Measure
	Reported			Commodity	Core*
	Quarter Ended 3/24/12	Merger and integration charges	Restructuring and impairment charges	mark-to- market net gains	Quarter Ended 3/24/12
Cost of sales	$5,889	$—	$—	$17	$5,906
Selling, general and administrative expenses	$4,792	$(2)	$(33)	$67	$4,824
Operating profit	$1,722	$2	$33	$(84)	$1,673
Provision for income taxes	$414	$—	$10	$(24)	$400
Net income attributable to PepsiCo	$1,127	$2	$23	$(60)	$1,092
Net income attributable to PepsiCo per common share—diluted	$0.71	$—	$0.01	$(0.04)	$0.69	**

	GAAP Measure	Non-Core Adjustments			Non-GAAP Measure
	Reported			Commodity	Core*
	Quarter Ended 3/19/11	Inventory fair value adjustments	Merger and integration charges	mark-to- market net gains	Quarter Ended 3/19/11
Cost of sales	$5,447	$(34)	$—	$—	$5,413
Selling, general and administrative expenses	$4,739	$—	$(55)	$31	$4,715
Operating profit	$1,726	$34	$55	$(31)	$1,784
Provision for income taxes	$419	$8	$6	$(12)	$421
Noncontrolling interests	$1	$5	$—	$—	$6
Net income attributable to PepsiCo	$1,143	$21	$49	$(19)	$1,194
Net income attributable to PepsiCo per common share—diluted	$0.71	$0.01	$0.03	$(0.01)	$0.74

*	Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See schedules A-7 and A-8 for a discussion of each of these non-core adjustments.
**	Does not sum due to rounding.

PepsiCo, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information (cont.)

Operating Profit by Division

12 Weeks Ended March 24, 2012 and March 19, 2011

(in millions and unaudited)

	GAAP Measure	Non-Core Adjustments			Non-GAAP Measure
	Reported	Merger and integration charges	Restructuring and impairment charges	Commodity mark-to- market net gains	Core*
	Quarter Ended 3/24/12				Quarter Ended 3/24/12
Operating Profit

Frito-Lay North America	$780	$—	$8	$—	$788
Quaker Foods North America	187	—	5	—	192
Latin America Foods	183	—	6	—	189

PepsiCo Americas Foods	1,150	—	19	—	1,169

PepsiCo Americas Beverages	525	—	8	—	533

Europe	81	2	(1)	—	82

Asia, Middle East & Africa	148	—	9	—	157

Division Operating Profit	1,904	2	35	—	1,941

Corporate Unallocated	(182)	—	(2)	(84)	(268)

Total Operating Profit	$1,722	$2	$33	$(84)	$1,673

	GAAP Measure	Non-Core Adjustments			Non-GAAP Measure
	Reported	Inventory fair value adjustments	Merger and integration charges	Commodity mark-to- market net gains	Core*
	Quarter Ended 3/19/11				Quarter Ended 3/19/11
Operating Profit

Frito-Lay North America	$774	$—	$—	$—	$774
Quaker Foods North America	214	—	—	—	214
Latin America Foods	171	—	—	—	171

PepsiCo Americas Foods	1,159	—	—	—	1,159

PepsiCo Americas Beverages	558	9	21	—	588

Europe	63	25	(8)	—	80

Asia, Middle East & Africa	146	—	—	—	146

Division Operating Profit	1,926	34	13	—	1,973

Corporate Unallocated	(200)	—	42	(31)	(189)

Total Operating Profit	$1,726	$34	$55	$(31)	$1,784

*	Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See schedules A-7 through A-8 for a discussion of each of these non-core adjustments.

PepsiCo, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information (cont.)

Core Growth and Core Constant Currency Growth*

(unaudited)

	Quarter Ended
	3/24/12
	Net Revenue	Operating Profit
Frito-Lay North America
Reported Growth	4%	1%
Restructuring and Impairment Charges	—	1

Core Growth	4	2
Impact of Foreign Currency Translation	—	—

Core Constant Currency Growth	4%	2%

Quaker Foods North America
Reported Growth	(3)%	(12)%
Restructuring and Impairment Charges	—	2

Core Growth	(3)	(10)
Impact of Foreign Currency Translation	—	—

Core Constant Currency Growth	(2)%	(10)%

Latin America Foods
Reported Growth	11%	7%
Restructuring and Impairment Charges	—	3

Core Growth	11	10
Impact of Foreign Currency Translation	6	8

Core Constant Currency Growth	17%	18%

PepsiCo Americas Foods
Reported Growth	5%	(1)%
Restructuring and Impairment Charges	—	2

Core Growth	5	1
Impact of Foreign Currency Translation	1.5	1

Core Constant Currency Growth	6%	2%

PepsiCo Americas Beverages
Reported Growth	(2)%	(6)%
Restructuring and Impairment Charges	—	1.5
Merger and Integration Charges	—	(4)
Inventory Fair Value Adjustments	—	(2)

Core Growth	(2)	(9)
Impact of Foreign Currency Translation	—	1

Core Constant Currency Growth	(2)%	(9)%

*	Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See schedules A-7 and A-8 for a discussion of each of these non-core adjustments.

Note – certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information (cont.)

Core Growth and Core Constant Currency Growth*

(unaudited)

	Quarter Ended
	3/24/12
	Net Revenue	Operating Profit
Europe
Reported Growth	13%	29%
Restructuring and Impairment Charges	—	(2)
Merger and Integration Charges	—	16
Inventory Fair Value Adjustments	—	(40)

Core Growth	13	2.5
Impact of Foreign Currency Translation	4	2

Core Constant Currency Growth	18%	4%

Asia, Middle East & Africa
Reported Growth	12%	2%
Restructuring and Impairment Charges	—	6

Core Growth	12	7
Impact of Foreign Currency Translation	—	(1)

Core Constant Currency Growth	12%	6%

Total Divisions
Reported Growth	4%	(1)%
Restructuring and Impairment Charges	—	2
Merger and Integration Charges	—	(0.5)
Inventory Fair Value Adjustments	—	(2)

Core Growth	4	(2)
Impact of Foreign Currency Translation	1	1

Core Constant Currency Growth	5%	(1)%

*	Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See schedules A-7 and A-8 for a discussion of each of these non-core adjustments.

Note – certain amounts above may not sum due to rounding.